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                                                                     Exhibit 5.1


                                 March 9, 1998

Storage Dimensions, Inc.
1656 McCarthy Blvd.
Milpitas, CA 95035

        Re:    Storage Dimensions, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on, or about March 9, 1998, (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 13,982,776 shares of your Common Stock, par value $.005 per share and of 2,494,159 shares of your Preferred Stock, par value $.005 per share (collectively the "Shares"). The Shares are to be issued in connection with the merger of Storage Acquisition Corp., a California corporation and a wholly-owned subsidiary of Storage Dimensions, Inc., with and into Artecon, Inc., a California corporation, pursuant to an Agreement of Merger and Plan of Reorganization dated as of December 22, 1997 (the "Merger Agreement"). As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the issuance of the Shares.

        It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the issuance of the Shares, the Shares, when issued in the manner referred to in the Merger Agreement will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus/Proxy Statement constituting a part thereof, and any amendment thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ WILSON SONSINI GOODRICH & ROSATI